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DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)
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
                                                                        Three Months          Three Months
                                                                           Ended                  Ended
                                                                        September 30           September 30
                                                                            2000                   1999
                                                                        ------------           ------------
         Earnings:
                       Earnings before income taxes                     $        392           $        569
         Add (deduct):
                       Fixed charges from below                                  262                    202
                       Interest capitalized                                      (12)                   (13)
                                                                        ------------           ------------
         Earnings as adjusted                                           $        642           $        758

         Fixed charges:
                       Interest expense                                 $        105           $         66
                       Portion of rental expense representative of the
                         interest factor                                         157                    136
                                                                        ------------           ------------

         Total fixed charges                                            $        262           $        202

         Ratio of earnings to fixed charges                                     2.45                   3.75